EXHIBIT 99.1

EL PASO CORPORATION ANNOUNCES BALANCE SHEET ENHANCEMENT PLAN
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HOUSTON,   TEXAS,  DECEMBER  12,  2001-El  Paso  Corporation
announced today that it has initiated a plan to strengthen its capital structure and enhance its liquidity in response to recent changes in market conditions precipitated by Enron's bankruptcy. It has become clear in the last month that the market now expects energy companies to maintain
lower  leverage  and  more simplified  balance  sheets.   El
Paso's strong cash flow and large asset base enable the company to meet these changed expectations both efficiently and expediently. The key elements of this plan are to:

   *  Generate approximately $2.25 billion in cash from asset sales
   * Reduce capital spending to approximately $3.1 billion and generate free cash flow in excess of $1.5 billion in 2002
   * Increase common equity by at least $1.3 billion through a combination of retained earnings and equity financings
   *  Eliminate or renegotiate the rating triggers in certain
      El Paso financings

           This plan will reduce the debt to total capital ratio from 56 percent presently to approximately 50 percent by the end of 2002 and will simplify the company's financial structure. This lowered debt to total capital ratio reflects approximately $2 billion of off-balance sheet debt associated with the Electron and Gemstone financings coming onto the company's balance sheet. This plan ensures that El Paso will remain one of the strongest and most stable credits in the industry.

Based on current commodity prices, El Paso expects to meet expectations of $3.30 per share this year and to achieve earnings per share in the range of $3.40 to $3.55 in 2002.

     "The credit requirements in our industry have changed and we have decided to implement a plan to respond proactively to that change," said William A. Wise, president, chairman and chief executive officer of El Paso Corporation. "In particular, last Friday, one of the major credit rating agencies announced a new posture toward ratings triggers in financings and we are addressing those changes. We are in a strong position to reduce liabilities quickly and simplify our capital structure. We have the assets, cash flow, and liquidity from banks to prosper in this changed environment and move forward to secure an even stronger market position. We believe this plan positions us for 10 to15-percent long-term earnings growth."

     "El Paso Corporation has always been and will continue to be an asset and cash flow-rich company," said Wise. "Our asset portfolio is one of the most diverse and well-managed in the industry. El Paso was built on a solid foundation of assets that have generated a stream of consistent, high-quality cash flow, totaling $4.0 billion in net operating cash flow year to date. Our strategy continues to be centered around owning and operating quality assets, as evidenced by our ongoing investments in infrastructure across the energy value chain from pipeline expansions to power generation facilities."

El Paso's assets include 58,000 miles of interstate pipeline and associated storage facilities, 24,000 miles of gathering and intrastate pipelines, and 35 processing and treating plants. Domestically the company generates 6,974 megawatts of power. El Paso has over 6 trillion cubic feet equivalent of natural gas reserves, is the fourth largest producer of natural gas in the country, and has one of the lowest finding costs in the industry.

      El Paso Corporation is committed to meeting energy needs throughout the United States and the world, with operations that span the energy value chain from wellhead to electron. El Paso Corporation is involved in every segment of the natural gas industry, including production, gathering and processing, and transmission. The company also provides merchant energy services, international project development, energy financing, power generation, and telecommunications services. El Paso is focused on speeding the development of new energy sources to address critical energy shortages across the globe. For more information, please visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contacts:

 Communications and Government Affairs    Investor Relations
 -------------------------------------    ------------------
      Norma F. Dunn                         Bruce L. Connery
      Senior Vice President                 Vice President
      Office: (713) 420-3750                Office: (713) 420-5855
      Fax:    (713) 420-3632                Fax:    (713) 420-4417